Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
October 30, 2026	Hong Kong	Silicon Valley
	Houston	Singapore
Boundless Bio, Inc.	London	Tel Aviv
11099 North Torrey Pines Road, Suite 150	Los Angeles	Tokyo
La Jolla, California 92037	Madrid	Washington, D.C.

Re: Registration Statement on Form S-4 of Boundless Bio, Inc.

To the addressee set forth above:

We have acted as special counsel to Boundless Bio, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) up to 322,200,770 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Shares”) to be issued pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 22, 2026, as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of August 28, 2026 (as amended, the “Merger Agreement”), by and among the Company, Boulder Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Serapha Bio, Inc., a Delaware corporation (“Serapha”), (ii) pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”) to be issued in lieu of shares of Common Stock to certain securityholders pursuant to the Merger Agreement, and up to 230,038,094 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), (iii) warrants to purchase Common Stock (the “Assumed Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) into which warrants (including pre-funded warrants) to purchase common stock of Serapha will be converted pursuant to the Merger Agreement, and up to 113,892,658 shares of Common Stock issuable upon exercise of the Assumed Warrants (such shares together with the Pre-Funded Warrant Shares, the “Warrant Shares”), (iv) options to purchase Common Stock (the “Assumed Options”) into which outstanding options to purchase common stock of Serapha will be converted pursuant to the Merger Agreement, and up to 45,480,090 shares of Common Stock issuable upon exercise of the Assumed Options (the “Option Shares”), and (v) restricted stock units with respect to Common Stock (the “Assumed RSUs”) into which outstanding restricted stock units with respect to common stock of Serapha will be converted pursuant to the Merger Agreement, and up to 22,740,053 shares of Common Stock issuable upon the vesting and settlement of the Assumed RSUs (the “RSU Shares” and, together with the Shares, the Warrants, the Warrant Shares, the Assumed Options, the Option Shares and the Assumed RSUs, the “Securities”), in each case without taking into account the effect of a reverse stock split of the Common Stock described in the Registration Statement (as defined below) and subject to adjustment based on the final exchange ratio determined in accordance with the Merger

October 30, 2026

Agreement. The Securities are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) (Registration No. 333-299369) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and with respect to the opinions set forth in numbered paragraphs 2 and 3 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable stockholders, and have been issued by the Company pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2.

When the Pre-Funded Warrants have been duly issued by the Company pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, the issuance of the Pre-Funded Warrants will have been duly authorized by all necessary corporate action of the Company, and the Pre-Funded Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

When the outstanding warrants to purchase common stock of Serapha have been converted into the Assumed Warrants pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, all necessary corporate action will have been taken by the Company to authorize the conversion of such warrants into the Assumed Warrants, and the Assumed Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

October 30, 2026

4.

When the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders and have been issued by the Company upon exercise of the Warrants against payment therefor (not less than par value) in accordance with the terms of the applicable Warrants, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

5.

When the outstanding options to purchase common stock of Serapha have been converted into the Assumed Options pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, all necessary corporate action will have been taken by the Company to authorize the conversion of such options into the Assumed Options, and the Assumed Options will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.

When the Option Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holders of Assumed Options, and have been issued by the Company upon exercise of the Assumed Options against payment therefor (not less than par value) in accordance with the terms of the Assumed Options and the applicable equity incentive plan governing the Assumed Options, the issuance of the Option Shares will have been duly authorized by all necessary corporate action of the Company, and the Option Shares will be validly issued, fully paid and nonassessable.

7.

When the outstanding restricted stock units with respect to common stock of Serapha have been converted into the Assumed RSUs pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, all necessary corporate action will have been taken by the Company to authorize the conversion of such restricted stock units into the Assumed RSUs, and the Assumed RSUs will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

8.

When the RSU Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holders of Assumed RSUs, and have been issued by the Company upon the vesting and settlement of the Assumed RSUs in accordance with the terms of the Assumed RSUs and the applicable equity incentive plan governing the Assumed RSUs, the issuance of the RSU Shares will have been duly authorized by all necessary corporate action of the Company, and the RSU Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) at or prior to the time of the delivery of any Securities, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Securities and will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of such Securities, (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL, (iii) upon the issuance of any of the Shares, the Warrant Shares, the Option Shares or the RSU Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation, (iv) all

October 30, 2026

conditions to the consummation of the transactions contemplated by the Merger Agreement will have been satisfied or duly waived, and all approvals required for the issuance of the Shares and the Pre-Funded Warrants, the conversion of warrants, options and restricted stock units of Serapha into the Assumed Warrants, the Assumed Options and the Assumed RSUs, and the issuance of the Warrant Shares, the Option Shares and the RSU Shares will have become effective, and (v) the Company’s certificate of incorporation will have been amended to effect the reverse stock split of the Common Stock and any increase in the number of authorized shares of Common Stock, in each case as described in the Registration Statement.

With your consent, we have assumed that the status of the Warrants, the Assumed Options and the Assumed RSUs as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

October 30, 2026

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP